Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (No. 333-237151 and No 333-237150) of Delmar Bancorp, of our report, dated March 27, 2020, relating to our audit of the consolidated financial statements included in the Annual Report on From 10-K of Delmar Bancorp and Subsidiaries for the year ended December 31, 2019.

Salisbury, Maryland

March 30, 2021